Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE
For Release: Immediate Contact: William E. Hitselberger (610) 397-5298

PMA Capital Announces Improved Second Quarter 2007 Results

Blue Bell, PA, August 2, 2007 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the second quarter of 2007.  PMA Capital reported net income of $491,000, or one cent per diluted share, for the second quarter of 2007, compared to a net loss of $762,000, or two cents per share, for the same period in 2006.  Operating income, which the Company defines as net income excluding realized gains and losses, increased to $1.6 million, or 5 cents per diluted share, from $524,000, or 2 cents per share, in the second quarter of 2006.

For the six months ended June 30, 2007, the Company reported net income of $3.8 million, or 12 cents per diluted share, compared to net income of $1.7 million, or 5 cents per diluted share, for the same period last year.  Operating income for the first six months of 2007 increased to $5.3 million, or 16 cents per diluted share, compared to operating income of $1.8 million, or 6 cents per diluted share, in the first half of 2006.

“Our positive momentum at PMA Capital continued through the second quarter and we are pleased to report another consecutive quarter of revenue growth and improving operating results,” said Vincent T. Donnelly, President and Chief Executive Officer.

“The PMA Insurance Group’s pre-tax operating income increased to $8.4 million for the second quarter of 2007, compared to $6.7 million in the second quarter of 2006, as we increased our premiums while improving our loss and expense ratios.  In spite of a challenging pricing environment, our year-to-date direct premiums written, excluding business produced for Midwest Insurance Companies under our partnership, were up 9% to $239.3 million and our second quarter premiums increased 5% to $96.8 million, compared to the same periods a year ago.  Our new business written, excluding business produced for Midwest, increased by $15.2 million to $65.3 million year-to-date and by $6.1 million to $26.2 million in the second quarter, compared to the same periods last year.  For the first six months of 2007, our workers’ compensation renewal retention rate improved to 85%, compared to 83% for the same period of 2006,” Mr. Donnelly added.

Mr. Donnelly continued, “During the quarter, our holding company financial flexibility improved as a result of the $37.5 million extraordinary dividend received from our Run-off Operations.  In May, our Board authorized us to repurchase up to $10 million of our Class A Common Stock, and to date we have purchased 581,556 shares at a total cost of $6.3 million.  In June, we issued $20.6 million of new junior subordinated debt, and so far have used a portion of the proceeds to retire $14.7 million principal amount of our 6.50% Convertible Debt, including $8.1 million subsequent to June 30, 2007.  We currently have less than $5 million principal amount of the convertible debt outstanding.”

“We continue to execute our plan of reducing the insurance liabilities at our Run-off Operations.  Our insurance liabilities have decreased by $100.2 million, or 19%, since year end 2006, which includes $28.2 million as a result of commutation activity,” Mr. Donnelly concluded.

Net income (loss) included the following after-tax net realized gains (losses):

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2007	2006	2007	2006
Net realized gains (losses) after tax:
Sales of investments	$(593)	$(1,285)	$(638)	$(717)
Change in fair value of debt derivative	(507)	6	(228)	620
Change in fair value of trading securities	59	-	(455)	-
Other	(99)	(7)	(99)	(7)
Net realized losses after tax	$(1,140)	$(1,286)	$(1,420)	$(104)

Consolidated revenues for the second quarter and first six months of 2007 increased to $114.5 million and $227.4 million, compared to $111.3 million and $223.3 million for the same periods in 2006.  Direct premiums written for the second quarter of 2007 improved to $111.0 million, up from $92.3 million in the second quarter last year, while year-to-date premiums written increased by $52.1 million to $271.7 million, compared to the same period a year ago.  Included in the increases in direct premiums written were $14.3 million and $32.7 million for the second quarter and first six months of 2007 related to business produced for Midwest Insurance Companies (“Midwest”) under our partnership.  Net premiums earned for the second quarter and first six months of 2007 increased 3% during each period to $97.5 million and $192.6 million, respectively, compared to the same periods last year.

Segment Operating Results

Operating income, which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results and operating income to GAAP net income (loss).

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2007	2006	2007	2006
Pre-tax operating income (loss):
The PMA Insurance Group	$8,400	$6,671	$20,123	$14,812
Run-off Operations	(707)	428	(1,445)	589
Corporate & Other	(5,129)	(6,128)	(10,438)	(12,267)
Pre-tax operating income	2,564	971	8,240	3,134
Income tax expense	933	447	2,983	1,311
Operating income	1,631	524	5,257	1,823
Realized losses after tax	(1,140)	(1,286)	(1,420)	(104)
Net income (loss)	$491	$(762)	$3,837	$1,719

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $8.4 million for the second quarter, compared to $6.7 million for the same period last year.  Year-to-date pre-tax operating income was $20.1 million, compared to $14.8 million for the first half of 2006.  The increases in both periods were due to improved underwriting results and increased investment income.

Direct premiums written were $111.1 million for the second quarter of 2007, up from $92.4 million for the second quarter of 2006.  For the six months ended June 30, 2007, direct premiums written increased to $272.0 million, compared to $220.0 million for the same period last year.  We wrote $40.5 million of new business in the second quarter of 2007, compared to $20.1 million during the same period last year.  Our year-to-date new business increased to $98.0 million, compared to $50.1 million in the first half of 2006.  Included in direct premiums written and new business for the second quarter and first six months of 2007 were $14.3 million and $32.7 million of California workers’ compensation business produced for Midwest under our partnership.  Our renewal retention rate on existing workers’ compensation accounts was 84% for the second quarter of 2007, consistent with that retained for the same period in 2006, while our renewal retention rate for the first six months of 2007 improved to 85%, up from 83% for the comparable period last year.

Net premiums written were $81.8 million and $207.7 million for the second quarter and first six months of 2007, compared to $85.6 million and $199.0 million during the same periods in 2006.  Ceded premiums written increased for the second quarter and first six months of 2007 primarily due to our cession of the California workers’ compensation premiums written under our partnership with Midwest and increases in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct premiums are ceded.  Effective April 1, 2007, the Company began retaining 5% of the Midwest business.

For the second quarter and first six months of 2007, the combined ratios on a GAAP basis were 101.6% and 99.9%, compared to 102.5% and 101.7% for the same periods last year.  The improvements in the combined ratios for the second quarter and first six months of 2007, compared to the same periods last year, primarily reflected lower loss and LAE and acquisition expense ratios, partially offset by higher policyholders’ dividend ratios.  The year-to-date combined ratio was also impacted by an improved operating expense ratio.

The improved loss and LAE ratios for both periods were primarily due to lower current accident year loss and LAE ratios, compared to 2006.  While our underwriting criteria remained consistent in 2007, our current accident year loss and LAE ratios benefited from changes in workers’ compensation products selected by our insureds and a reduced amount of integrated disability and assumed premiums in 2007.  Pricing changes coupled with payroll inflation for rate sensitive workers’ compensation business were slightly below overall estimated loss trends.  We estimated our medical cost inflation to be 8% during the first six months of 2007, compared to our estimate of 8.5% through the first six months of 2006.  We expect that medical cost inflation will continue to be a significant component of our overall loss experience.

The policyholders’ dividend ratios were higher in the second quarter and first six months of 2007 than in the prior year periods.  The prior year periods reflected slightly higher than expected losses which resulted in lower than expected dividends on participating products where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Fees earned under our partnership with Midwest reduced the 2007 acquisition expense ratios by 70 and 60 basis points for the quarter and year-to-date periods.  The improved operating expense ratio in the first six months of 2007 reflected lower loss based state assessments, compared to the same period last year.  Controllable expenses, which we define as salaries, benefits and other headcount related expenses, grew by 3% in the first six months of 2007, compared to the 9% growth rate in direct premiums written.

Revenues from our third party administrator (“TPA”) business, which are included in other revenues, increased to $7.5 million for the three months ended June 30, 2007, from $7.1 million in the same period last year.  On a year-to-date basis, TPA revenues increased $1.0 million to $15.2 million compared to the first half of 2006.

Net investment income increased to $9.7 million in the second quarter of 2007, compared to $8.8 million in the prior year quarter.  For the first six months of 2007, net investment income increased $2.1 million to $19.4 million, compared to the first half of 2006.  The improvement in 2007 was due primarily to higher yields on an increased invested asset base.

Run-off Operations

Our Run-off Operations, consisting of our former reinsurance and excess and surplus lines businesses, had pre-tax operating losses of $707,000 and $1.4 million for the three and six months ended June 30, 2007, compared to pre-tax operating income of $428,000 and $589,000 for the same periods last year.  Net investment income and operating expenses continue to decline as we run-off this business.  Net investment income decreased to $2.5 million for the first six months of 2007, from $5.6 million during the same period last year, due to a reduction in average invested assets of approximately $184 million, or 53%.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses, including debt service, recorded net expenses of $5.1 million during the second quarter of 2007, down from $6.1 million during the same period last year.  Net expenses were $10.4 million during the first six months of 2007, which decreased from $12.3 million for the same period in 2006.  The improvements for both the second quarter and first six months were primarily due to lower interest expense.  The lower interest expense resulted from a lower level of debt outstanding in 2007, compared to last year.

Financial Condition

Total assets were $2.7 billion as of June 30, 2007 and December 31, 2006.  Shareholders’ equity was $411.0 million as of June 30, 2007, compared with $419.1 million as of December 31, 2006.  Book value per share was $12.78 as of June 30, 2007, compared to $12.83 at year end 2006.  The decrease in book value per share was primarily due to a decline in the unrealized position on our invested asset portfolio, partially offset by net income and the positive impact of the share repurchases.  During the first six months of 2007, the net unrealized holding position on our available for sale asset portfolio decreased by $7.1 million, or 22 cents per share, due to an increase in market interest rates.  Share repurchases made during the second quarter contributed to the decline in shareholders’ equity.

In May 2007, our Board of Directors authorized the repurchase of up to $10 million of our Class A Common Stock.  During the second quarter, we repurchased 581,556 shares at a total cost of $6.3 million.   Decisions regarding share repurchases are subject to prevailing market conditions and an evaluation of the costs and benefits associated with alternative uses of capital.  At June 30, 2007, we had $66.8 million in cash and investments at the holding company and its non-regulated subsidiaries.

The components of our debt as of June 30, 2007 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt [1]	$12,693	2022
Derivative component of 6.50% Convertible Debt	2,356
4.25% Convertible Debt [2]	455	2022
8.50% Senior Notes	54,900	2018
Junior subordinated debt	64,435	2033-2037
Surplus Notes	10,000	2035
Unamortized debt discount	(210)
Total long-term debt	$144,629

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

(2)	This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

As of June 30, 2007, our total outstanding debt was $144.6 million, compared to $131.2 million at December 31, 2006.  The increase was primarily due to the issuance of $20.6 million principal amount of junior subordinated debt, partially offset by open market purchases of our 6.50% Convertible Debt.

In June 2007, we issued $20.6 million of 30-year floating rate junior subordinated securities to a wholly-owned statutory trust subsidiary.  A portion of the net proceeds of $20.0 million have been used to purchase, in the open market, our 6.50% Convertible Debt.

During the second quarter of 2007, we retired $6.6 million principal amount of our 6.50% Convertible Debt through open market purchases by PMA Capital Corporation.  We paid $7.7 million for these bond purchases, exclusive of accrued interest.  In July 2007, we retired another $8.1 million principal amount of our 6.50% Convertible Debt for which we paid $9.6 million, exclusive of accrued interest.  Our debt-to-capital ratio following this debt activity was 25%.

The PMA Insurance Group had statutory capital and surplus of $333.1 million as of June 30, 2007, compared to $321.2 million as of December 31, 2006.  The PMA Insurance Group has the ability to pay $26.5 million in dividends during 2007 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company ("PMACIC"), PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $75.6 million as of June 30, 2007, compared to $121.6 million as of December 31, 2006.  The reduction in PMACIC’s statutory capital and surplus was due primarily to its extraordinary dividend payment of $37.5 million to PMA Capital in April 2007.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, August 3rd to review our second quarter 2007 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.  The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
866-314-4865 (Domestic)	888-286-8010 (Domestic)
617-213-8050 (International)	617-801-6888 (International)
Passcode 15281988	Passcode 11798665

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, August 3rd until 11:59 p.m. Eastern Time on Friday, September 7th.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or service revenues of our TPA operations;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)
	Three months ended June 30,
(dollars amounts in thousands)	2007	2006
Direct premiums written:
The PMA Insurance Group	$111,118	$92,434
Run-off Operations	-	47
Corporate and Other	(160)	(213)
Consolidated direct premiums written	$110,958	$92,268

Net premiums written:
The PMA Insurance Group	$81,816	$85,639
Run-off Operations	1,994	527
Corporate and Other	(160)	(213)
Consolidated net premiums written	$83,650	$85,953

Revenues:
Net premiums earned:
The PMA Insurance Group	$97,174	$94,803
Run-off Operations	517	332
Corporate and Other	(160)	(213)
Consolidated net premiums earned	97,531	94,922
Net investment income	11,125	11,058
Realized losses	(1,754)	(1,978)
Other revenues	7,614	7,286
Consolidated revenues	$114,516	$111,288

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$8,400	$6,671
Run-off Operations	(707)	428
Corporate and Other	(5,129)	(6,128)
Pre-tax operating income	2,564	971
Income tax expense	933	447
Operating income	1,631	524
Realized losses after tax	(1,140)	(1,286)
Net income (loss)	$491	$(762)

Weighted average common shares outstanding:
Basic	32,418,525	32,132,618
Diluted	32,838,046	32,132,618

(1)
Operating income, which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)
	Six months ended June 30,
(dollars amounts in thousands)	2007	2006
Direct premiums written:
The PMA Insurance Group	$272,049	$220,007
Run-off Operations	-	47
Corporate and Other	(316)	(381)
Consolidated direct premiums written	$271,733	$219,673

Net premiums written:
The PMA Insurance Group	$207,709	$199,029
Run-off Operations	3,489	1,133
Corporate and Other	(316)	(381)
Consolidated net premiums written	$210,882	$199,781

Revenues:
Net premiums earned:
The PMA Insurance Group	$191,169	$186,024
Run-off Operations	1,710	938
Corporate and Other	(316)	(381)
Consolidated net premiums earned	192,563	186,581
Net investment income	21,650	22,458
Realized losses	(2,184)	(160)
Other revenues	15,401	14,390
Consolidated revenues	$227,430	$223,269

Components of net income:
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$20,123	$14,812
Run-off Operations	(1,445)	589
Corporate and Other	(10,438)	(12,267)
Pre-tax operating income	8,240	3,134
Income tax expense	2,983	1,311
Operating income	5,257	1,823
Realized losses after-tax	(1,420)	(104)
Net income	$3,837	$1,719

Weighted average common shares outstanding:
Basic	32,458,259	32,014,150
Diluted	32,872,801	32,540,905

(1)
Operating income, which is GAAP net income excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(dollar amounts in thousands, except per share data)	2007	2006
Assets:
Investments:
Fixed maturities available for sale	$733,083	$871,951
Fixed maturities trading	84,714	-
Short-term investments	100,788	86,448
Total investments	918,585	958,399

Cash	8,494	14,105
Accrued investment income	5,469	9,351
Premiums receivable	253,215	207,771
Reinsurance receivables	1,051,269	1,039,979
Prepaid reinsurance premiums	42,435	26,730
Deferred income taxes, net	101,696	100,019
Deferred acquisition costs	37,889	36,239
Funds held by reinsureds	102,519	130,214
Other assets	157,416	143,600
Total assets	$2,678,987	$2,666,407

Liabilities:
Unpaid losses and loss adjustment expenses	$1,563,324	$1,634,865
Unearned premiums	235,356	202,973
Debt	144,629	131,211
Accounts payable, accrued expenses
and other liabilities	214,240	191,540
Reinsurance funds held and balances payable	106,288	82,275
Dividends to policyholders	4,179	4,450
Total liabilities	2,268,016	2,247,314

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	110,318	109,922
Retained earnings	183,019	184,216
Accumulated other comprehensive loss	(23,569)	(20,624)
Treasury stock, at cost	(29,887)	(25,511)
Total shareholders' equity	410,971	419,093
Total liabilities and shareholders' equity	$2,678,987	$2,666,407

Shareholders' equity per share	$12.78	$12.83

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)
	Three months ended June 30,
(dollar amounts in thousands, except per share data)	2007	2006

Gross premiums written	$117,252	$100,075

Net premiums written	$83,650	$85,953

Revenues:
Net premiums earned	$97,531	$94,922
Net investment income	11,125	11,058
Net realized investment losses	(1,754)	(1,978)
Other revenues	7,614	7,286
Total revenues	114,516	111,288

Expenses:
Losses and loss adjustment expenses	68,150	66,379
Acquisition expenses	19,013	19,552
Operating expenses	21,653	21,580
Dividends to policyholders	2,047	1,011
Interest expense	2,843	3,773
Total losses and expenses	113,706	112,295

Pre-tax income (loss)	810	(1,007)

Income tax expense (benefit):
Current	200	-
Deferred	119	(245)
Total income tax expense (benefit)	319	(245)

Net income (loss)	$491	$(762)

Net income (loss) per share:

Basic	$0.02	$(0.02)
Diluted	$0.01	$(0.02)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)
	Six months ended June 30,
(dollar amounts in thousands, except per share data)	2007	2006

Gross premiums written	$283,323	$234,042

Net premiums written	$210,882	$199,781

Revenues:
Net premiums earned	$192,563	$186,581
Net investment income	21,650	22,458
Net realized investment losses	(2,184)	(160)
Other revenues	15,401	14,390
Total revenues	227,430	223,269

Expenses:
Losses and loss adjustment expenses	135,176	131,772
Acquisition expenses	38,151	36,877
Operating expenses	38,719	41,567
Dividends to policyholders	3,669	2,433
Interest expense	5,659	7,646
Total losses and expenses	221,374	220,295

Pre-tax income	6,056	2,974

Income tax expense:
Current	200	-
Deferred	2,019	1,255
Total income tax expense	2,219	1,255

Net income	$3,837	$1,719

Net income per share:

Basic	$0.12	$0.05
Diluted	$0.12	$0.05